Exhibit 10.9
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Second Amendment”) by and between Nextel Communications, Inc., a Delaware corporation (the “Company”) and Barry J. West (the “Executive”), is made and entered into as of February 28, 2007 (the “Revised Effective Date”).
WITNESSETH:
     WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of April 1, 2004 (the “Original Agreement”) and amended the Original Agreement as of July 25, 2006 (the “First Amendment”);
     WHEREAS, under the terms of that certain Agreement and Plan of Merger entered into December 15, 2004 (the “Merger Agreement”), the Company merged with and into a subsidiary of Sprint Corporation (the “Merger”), and as of the Effective Time, Sprint Corporation became known as Sprint Nextel Corporation (“Sprint Nextel”);
     WHEREAS, the Merger constituted a Change of Control for purposes of the Company’s Change of Control Retention Bonus and Severance Pay Plan (“Change of Control Plan”) and Amended and Restated Incentive Equity Plan (“Incentive Equity Plan”);
     WHEREAS, pursuant to the terms of the Change of Control Plan, the Executive is eligible to terminate employment for Good Reason (as defined in the Change of Control Plan) during the Severance Period (as defined in the Change of Control Plan);
     WHEREAS, the Executive agrees to continue to be employed and the Company agrees to continue to employ the Executive pursuant to the terms of the Original Agreement, as amended by the First Amendment and as amended by this Second Amendment;
     WHEREAS, the Company and the Executive agreed in the First Amendment that for purposes of the Change of Control Plan, the Executive’s Severance Period would be extended until February 28, 2007 and for purposes of the Incentive Equity Plan, the Executive’s Accelerated Vesting Period (as defined in the Incentive Equity Plan) would be extended until February 28, 2007;
     WHEREAS, the Company and the Executive agreed in the First Amendment that the Executive’s right to terminate his employment with the Company for Good Reason under §3(h)(iii) of the Change of Control Plan and §2(v)(iii) of the Incentive Equity Plan would be extended until February 28, 2007;
     WHEREAS, the Company wishes to retain the Executive, and the Executive wishes to remain employed by the Company beyond February 28, 2007, and, to that end the Company desires to preserve the benefits the Executive would be entitled to receive as if he resigned with Good Reason under the Change of Control Plan on February 28, 2007 even though he remains employed beyond that date and otherwise provide for certain rights as specifically provided herein below; and
     WHEREAS, pursuant to Section 26 of the Original Agreement, the Company and the Executive wish to amend the Original Agreement, effective as of the Revised Effective Date, as set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein, the Company and the Executive agree as follows:
I.
     Effective as of the Revised Effective Date, pursuant to Section 26 of the Original Agreement, the Executive and the Company agree to amend the Original Agreement, as amended by the First Amendment, as provided below.
II.
     Section 4(b)(ii) is hereby amended by adding the following sentence at the end thereof as follows:
Effective for the bonus year ending December 31, 2007, if the Executive resigns during 2007 he will be eligible for a payment of any pro rata Bonus Award under the Short-Term Incentive Plan, determined under the Short-Term Incentive Plan as if he had been terminated by the Company without Cause.
III.
     Section 4(c) is hereby amended and restated in its entirety as follows:
     (c) Equity Compensation. In 2007, the Executive will not be eligible to participate in such equity incentive plans and programs as the Company generally provides to its senior executives.
IV.
     Subject to the Executive remaining continuously employed by the Company through the payment date (except as provided in Section 4(c)(i) and (ii) below), the Executive will be entitled to receive a lump sum payment of $250,000 payable on June 30, 2007 and $250,000 payable on December 31, 2007.
     (i) Termination before June 30, 2007. If, before June 30, 2007, the Executive resigns, or is involuntarily terminated by the Company without Cause, the Executive will be entitled to a pro rata payment equal to the product of $250,000 and a fraction, the numerator of which is the number of days in 2007 before and including the Executive’s termination date and the denominator of which is 181, payable as soon as practicable after his termination date.

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     (ii) Termination after June 30, 2007 and before December 31, 2007. If, after June 30, 2007 and before December 31, 2007, the Executive resigns, or is involuntarily terminated by the Company without Cause, the Executive will be entitled to a pro rata payment equal to the product of $250,000 and a fraction, the numerator of which is the number of days after June 30, 2007 and before and including the Executive’s termination date and the denominator of which is 184, payable as soon as practicable after his termination date.
V.
     In full satisfaction of any rights to compensation or benefits to which Executive is or might be entitled under any severance plan or program of the Company or Sprint Nextel, including without limitation any rights under Section 9(b) of the Original Agreement, but not in satisfaction of rights upon death, Disability or as specifically described hereinabove, and in exchange for his agreement to deliver to the Company a release (following his termination of employment) in the form attached hereto as Exhibit A (and to not later revoke that release), the Executive will be entitled to:
     (i) (A) if his termination of employment is before July 1, 2007 (and the reason for termination of employment is either termination by the Company without Cause, or resignation by the Executive with or without Good Reason), the Executive shall receive from the Company as soon as practicable after six months and one day following his severance from service with the Company, a lump sum cash payment of $1.9 million, or (B) if he remains employed with the Company through June 30, 2007, receive from the Company as soon as practicable after January 2, 2008, a lump sum cash payment of $1.9 million;
     (ii) continue participation in the Company’s health care, life and long-term disability plans, substantially on the same basis that the Executive participated in such health care, life and disability plans prior to the termination of employment for 24 months after his termination of employment; provided, however, that benefits otherwise receivable by the Executive under this Section 9(b)(ii) shall be applied against the maximum period of continuation coverage provided under Section 4980B of the Code; and
     (iii) receive acceleration, as of February 28, 2007, of all unvested stock options that have not otherwise vested and any vested stock options shall remain outstanding and exercisable for 12 months following the Executive’s termination of employment (but in no event longer than the term of the stock option, as calculated without regard to any termination of employment).
VI.
     Except as specifically amended herein, the Agreement shall remain unchanged, and as amended herein, shall continue in full force and effect until the expiration of the Employment

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Term pursuant to Section 2 of the Original Agreement, as amended by the First Amendment and as further amended by this Second Amendment.
     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Second Amendment, as of the day and year first written above.

Sprint Nextel Corporation
By:	/s/ Gary D. Forsee
Gary D. Forsee
Chief Executive Officer

/s/ B.J. West
Barry J. West

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EXHIBIT A
Release
     WHEREAS, Nextel Communications, Inc. (the “Company”), a Delaware corporation, and Barry J. West (the “Executive”) are parties to an Employment Agreement, dated April 1, 2004 (the “Original Agreement”), and amended as of July 25, 2006 (the “First Amendment”) and subsequently amended as of February 28, 2007 (the “Second Amendment”); and
     WHEREAS, the Executive’s employment with the Company terminated on                                          (the “Separation Date”); and
     WHEREAS, the Executive has agreed to sign this release (the “Release”) under Section IV of the Second Amendment and is required to sign the Release in order to receive the benefits under Section 9(b), as amended by Section IV of the Second Amendment.
     NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:
This Release is effective on the Effective Date, as defined in Section 7(b) hereof.
1.	In consideration of the payments to be made and the benefits to be received by the Executive pursuant to Section 9(b) of the Original Agreement, as amended by Section IV of the Second Amendment, the Executive, for himself and the Executive’s dependents, successors, assigns, heirs, executors and administrators (and the Executive’s and their legal representatives of every kind), hereby irrevocably and unconditionally releases, acquits and forever discharges Nextel Communications, Inc. (the “Company”, a term which for purposes of this Release includes its parents, predecessors, subsidiaries, divisions, successors-in-interest, related or affiliated companies, successors, all of its and their current and former officers, directors, stockholders, members, employees, heirs, assigns, representatives, insurers, agents and counsel and all persons acting by, through, under or in concert with any of them, whether in their individual or official capacities, unless the context otherwise clearly requires) from any and all arbitrations, complaints, claims, charges, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind whatsoever and every description, whether known or unknown, suspected or unsuspected, which the Executive now has, may have, claimed to have, or any time had against the Company prior to the execution of this Release or related thereto (collectively “Claims”) and the Executive agrees not to assert any such Claims or causes of action.
(a)	This complete release of Claims includes, without express or implied limitation, the release of all Claims of breach of express or implied contract; all Claims related to the Executive’s employment and the termination of his employment; all Claims of wrongful termination of employment whether in
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contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under local, state or federal law; and any legal restrictions on the Company’s right to terminate employees, or any federal, state, local statutory or common law or other governmental statute, regulation or ordinance, including, without limitation, the Sarbanes-Oxley Act of 2002; Section 1981 of Title 42 of the United States Code; 42 U.S.C. §1981; and/or Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973; the Racketeer Influenced and Corrupt Organizations Act; the Virginia Human Rights Act; Chapter 11 of the 1976 Code of Fairfax County, Virginia; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation which are based upon or arise from the acts, practices, transactions, events, and/or facts underlying any wage claim that was or could have been asserted; and all Claims for attorney’s fees and costs.
(b)	Notwithstanding the foregoing, nothing herein shall require the Executive to release (i) any rights under the terms of the Original Agreement, as amended by the First Amendment and the Second Amendment, (ii) any Claim for benefits to which the Executive is or will be entitled in the ordinary course under the terms of the Company’s benefit plans, or (iii) any indemnity against claims, costs or expenses to which the Executive may be entitled as a result of having served as an officer of the Company or any of its affiliates pursuant to their respective articles or by-laws; any agreement with the Executive; or any policies of insurance the Company or any of its affiliates may maintain.
2.	The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement and this Release.
3.	The Executive agrees to release and discharge the Company, not only from any and all claims which he could make on his own behalf, but also those which may or could be brought by any person or organization, on his behalf for monetary relief, and he specifically waives any right to recovery, directly or indirectly, in connection with any class or collective action or representative proceeding in which a claim or claims
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against the Company for monetary relief may arise, in whole or in part, from any event which occurred up through and including the Effective Date.
4.	The Executive acknowledges that his waiver and release of rights and claims as set forth in this Release is in exchange for valuable consideration which he would not otherwise be entitled to receive.
5.	The parties understand, agree and intend that, upon receipt of payments by the Company benefits under Section IV of the Second Amendment, the Executive will have received complete satisfaction of any and all claims, whether known, suspected, or unknown, that he may have or had against Company, and he thereby waives any and all relief not explicitly provided for herein.
6.	The Executive agrees to pay any reasonable legal fees or costs incurred by the Company as a result of any breach of his promises in this Release, including his promise to fully release the Company from all claims and to compensate its attorneys for their legal fees, except to the extent that he challenges the validity of the Release under the Age Discrimination in Employment Act, in which case the Company may only recover such fees and expenses as may be permitted by state and federal law.
7.	The Executive further represents, agrees and acknowledges that:
(a)	he has been advised by the Company to consult with his own legal counsel prior to executing and delivering this Release, has had an opportunity to consult with and to be advised by legal counsel of the Executive’s choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily, without coercion or duress of any kind and intending to be bound;

(b)	he has been given the opportunity to consider this Release for a period of at least twenty-one (21) days. In the event that the Executive has executed this Release within less than twenty-one (21) days of the date of its delivery to him, the Executive acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release for the entire twenty-one (21) day period. The Executive and the Company acknowledge that for a period of seven (7) days from the date that the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the Company’s General Counsel before the end of such Revocation Period. Provided that this Release is not revoked pursuant to the preceding sentence, this Release shall become effective, binding, irrevocable and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). If the Executive exercises his right to revoke this Release, the Executive will forfeit his right to receive any of the benefits provided for herein or therein, without affecting the effectiveness of the termination of the Executive’s employment with the Company under Section 9(b) of the Original Agreement, and without altering the termination of the Executive’s employment from all offices and any directorships and any fiduciary positions;
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(c)	in executing this Release, the Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, basis, or effect of this Release or otherwise; and

(d)	for the purpose of implementing a full and complete release and discharge of the Company, the Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such claim or claims. IN EXECUTING THIS RELEASE, THE EXECUTIVE EXPRESSLY REPRESENTS THAT HE IS DOING SO VOLUNTARILY AND OF HIS OWN FREE WILL AND THAT HE IS OF SOUND MIND AT THE TIME OF SAID EXECUTION.

(e)	the Original Agreement, as amended by the First Amendment and the Second Amendment, is intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Internal Revenue Code on 1986, as amended.
8.	The Executive represents that he has not filed any complaints or lawsuits against the Company with any government agency or any court, and that he will not seek to recover any monetary damages in the future with respect to Claims that arose prior to the Effective Date; provided, however, that this shall not limit the Executive from filing a lawsuit for the sole purpose of enforcing the Executive’s rights under this Release, including rights reserved under Section 1(b).
9.	The Executive waives and releases any claim that the Executive has or may have to reemployment.
     PLEASE READ AND CONSIDER THIS RELEASE CAREFULLY BEFORE EXECUTING. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:
Barry J. West
THIS RELEASE IS INVALID IF SIGNED BEFORE SEPARATION DATE
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